Exhibit 4.09
MEMORANDUM OF UNDERSTANDING
PETRÓLEO BRASILEIRO S.A. — PETROBRAS, a mixed-ownership public company governed by Brazilian Law, with head offices at Avenida República do Chile Nº 65, City of Rio de Janeiro, State of Rio de Janeiro, registered with the Treasury Ministry on the National Corporate Tax-Payers’ Roll under CNPJ/MF Nº 33,000.167/0001-01 (hereinafter called “Petrobras”);
BRASKEM S.A., a public company governed by Brazilian Law, with head offices at Rua Eteno Nº 1561, Camaçari Petrochemical Complex, City of Camaçari, State of Bahia, registered with the Treasury Ministry on the National Corporate Tax-Payers’ Roll under CNPJ/MF Nº 42.150.391/0001-70 (hereinafter called “Braskem”);
Together called the “Parties”; and any of them indiscriminately the “Party”, and as the Assenting Intervener,
PETROBRAS QUÍMICA S.A. — PETROQUISA, a public company governed by Brazilian Law, with head offices at Avenida República do Chile, Nº 65, 9th floor, part, City of Rio de Janeiro, State of Rio de Janeiro, registered with the Treasury Ministry on the National Corporate Tax-Payers’ Roll under CNPJ/MF Nº 33.795.055/0001-94, a wholly-owned subsidiary of Petrobras (hereinafter called “Petroquisa”);
WHEREAS:
(i) On this date, the Parties sign an Investment Agreement (“Investment Agreement”) with Ultrapar Participações S.A. ("Ultrapar”), encompassing the acquisition of certain Distribution Assets and Petrochemical Assets belonging to the Controlling Shareholders of the Ipiranga Group (“Ipiranga Group”) (“Global Purchase”);
(ii) After the completion of the Global Purchase, Ultrapar, with the participation of the Parties, will implement a corporate restructuring process of the Ipiranga Group, in order to separate the Distribution Assets from the Petrochemical Assets (“Separation of the Assets”);

(iii) After the Separation of the Assets, Braskem and Petrobras will hold the Petrochemical Assets in a proportion of 60% and 40% respectively, with Petrobras retaining the Distribution Assets located in North, Northeast and Center-West Brazil, while Ultrapar will retain the Distribution Assets located in South and Southeast Brazil;
(iv) The Petrochemical Assets of the Ipiranga Group (“Petrochemical Assets”) consist mainly of Ipiranga Química S.A., the current name of Ipiranga Comercial Química S.A. (“ICQ”) and its direct and indirect subsidiaries, notably Ipíranga Petroquímica S.A. (“IPQ”), as well as the stake held thereby in the equity capital of Copesul — Companhia Petroquímica do Sul (“Copesul”);
(v) The acquisition of the Petrochemical Assets will be conducted in two phases, namely: (1) the first phase will take place between the Global Purchase and the Separation of the Assets, when the Petrochemical Assets will be held formally by Ultrapar, administered by Braskem and Petrobras, in the proportions stated in Whereas Paragraph (iii) above; and (2) the second phase will begin after the Separation of the Assets, when Braskem will hold formal corporate control of the Petrochemical Assets, which will continue to be administered by Braskem and Petrobras in the proportions stated in Whereas Paragraph (iii) above;
(vi) In order to regulate the relationship between the Parties and Ultrapar during the first phase of the Acquisition of the Petrochemical Assets, specifically with regard to the management thereof, the Parties hereby sign a Shareholders’ Agreement with Ultrapar (“Ultrapar Shareholders’ Agreement”), on this date;
(vii) As Parties hereby wish to establish among themselves the general terms and conditions that will regulate the relationship among the Parties in terms of the acquisition, as described in this Memorandum, and the management of the Petrochemical Assets acquired from the Ipiranga Group;
The Parties have fully and fairly agreed to sign this Memorandum of Understanding (“Memorandum”), which will be ruled by the following terms and conditions:

I. PURPOSE
1.1 Through this Memorandum, the Parties establish among themselves the general terms and conditions under which they intend to acquire together the Petrochemical Assets, as set forth in the terms of the Investment Agreement, whereby, considered such as assets as a whole, they will belong to Braskem and Petrobras, apportioned 60% to Braskem and 40% to Petrobras (“Acquisition of the Petrochemical Assets”), as well as making provision for the reciprocal rights and obligations arising from the relationship among the Parties as Shareholders.
1.2 It is expressly agreed among the Parties that the rights and obligations of Petrobras and/or of Petroquisa as set forth in this Memorandum, and all the provisions hereof (specifically the rules in Clause V), will be applicable to Copesul only after the Separation of the Assets and once the Parties have acquired the shares held by the Copesul Minority Shareholders, whereby Braskem will hold direct or indirect formal control of Copesul, through either a public offering and/or going private.
1.2.1 Despite the provisions in Clause 1.2 above, the Parties hereby agree to guide the votes cast through the Copesul shares held by IPQ through to the Separation of the Assets and the acquisition by Braskem of formal control of Copesul as set forth in Clauses 5.5 and 5.6 below, whenever the matters mentioned therein are submitted to the respective deliberative entities of Copesul.
II. ACQUISITION OF THE PETROCHEMICAL ASSETS
2.1 The Parties hereby agree that the provisions in this Memorandum are subject to the implementation of the Investment Agreement, as set forth therein, particularly with regard to the effective Global Purchase.
2.2 The acquisition of the Petrochemical Assets will be conducted in the proportions stated in item 1.1. above, through acquisition of 100% of the shares issued by ICQ, free and unencumbered of any burden or onus, with all the investments, businesses and other assets held either directly or indirect by ICQ, pursuant to the other terms and conditions set forth in the Investment Agreement.

2.3 All and any other payments, and other rights and obligations set forth in the Investment Agreement as is, will be complied with jointly by Braskem and Petrobras, in the same proportions as stated in item 1.1.
2.4. Should either of the Parties, Petrobras or Braskem, fail to meet a pecuniary obligation assigned thereto through the provisions in item 2.3. above (“Defaulting Party”), the other Party (“Compliant Party”) may comply with such obligation on behalf of the Defaulting Party, on expiry of the of the procedures and deadlines set forth in the Investment Agreement, with the Compliant Party having the right, at its sole discretion, to (a) subrogate all rights and obligations under full right of law assigned to the Defaulting Party under the Investment Agreement, with regard to the Petrochemical Assets, or (b) to collect through negotiation or execution, the amounts expended due to the failure to meet the pecuniary obligation by the Defaulting Party, in addition to a fine of 10% charged on the principal amount, in addition to a fine, between the date of the default and the date of the respective payment, with interest at the same rate as the Interbank Deposit Certificate (CDI).
2.4.1 After the application of the provision set forth in item 2.4, should the percentage stake held by Petrobras in the Petrochemical Assets be lower than that held by Braskem, all the terms and conditions of this Memorandum will remain in effect. If, to the contrary the percentage stake held by Petrobras in the Petrochemical Assets exceeds that held by Braskem, Petrobras will take over all the rights and obligations of Braskem as set forth in this Memorandum, while Braskem will similarly accept all the rights and obligations of Petrobras in this Memorandum.
III. REPRESENTATIVES
3.1. For the relations between Braskem and Petrobras arising from this Memorandum, Braskem will be represented by its CEO or by whomsoever it indicates in writing, while Petrobras will be represented, as applicable, by the Executive Procurement – Petrochemicals and Fertilizer Manager, or whoever may be indicated thereby in writing (“Representatives”). The Parties may alter their Representatives at any time through written notification forwarded to the other Party. All these written communications will be conducted as set forth in Clause XII below.

1V. FUTURE STEPS
4.1. After the Acquisition of the Petrochemical Assets, the Parties hereby agree to analyze and implement as quickly as possible the measures required to optimize the development of synergies arising from the Acquisition of the Petrochemical Assets, in terms of their own Petrochemical Assets.
V. RULES FOR DOING BUSINESS TOGETHER
5.1. Under the conditions set forth in the Investment Agreement, once the Global Purchase Process has begun, Petrobras and Braskem will be bound to comply with the following rules for doing business together for the management of the Petrochemical Companies (as defined below):
(a) the stakes held by Petrobras and Braskem in the management of the companies constituting the Petrochemical Assets, namely ICQ and IPQ (“Petrochemical Companies”), will be that established in item 1.1. above, with Braskem appointing the majority of the Officers of the Petrochemical Companies under any hypothesis whatsoever, including Copesul, as set forth in item 1.2 above.
(b) the General Meetings and the Board Meetings of any of the Petrochemical Companies will be preceded by prior meetings at which, pursuant to the rules set forth below for decisions taken by the General Meeting and the Board Meeting, Petrobras and Braskem will decide on the votes to be cast by the Board Members appointed by each of them, or by themselves, as the shareholders of ICQ or of ICQ as a shareholder of IPQ;
(c) the same procedure as set forth in letter (b) above will necessarily be followed for the Executive Board Meetings of the Petrochemical Companies that do not have a Board.
(d) either of the Parties may convene the prior meetings, which must be held 5 (five) days prior to the respective dates, or a shorter period of time through common agreement between the Parties.

5.2. After the Global Purchase, the rules for doing business together established in this Memorandum will be upheld, with Braskem being bound to cast its vote to elect the Officers appointed by Petrobras, in compliance with the proportions mentioned in item 1.1.
5.3. The Parties expressly acknowledge that, after the Separation of the Assets and the acquisition by the Parties of the shares held by the Copesul Minority Shareholders, through either the public offering or going private, the current Copesul Shareholders’ Agreement signed by IPQ and Braskem will expire, with Copesul becoming a subsidiary of Braskem, managed by the Parties as set forth in this Memorandum.
5.4. Corporate transactions – including but not limited to spin-offs, take-overs, mergers, divestment of assets or other equity, shut-downs of companies or reductions in capital – conducted under the aegis of the Investment Agreement and related to the integration of the assets in Copesul, must be agreed in advance between the Parties in order to ensure the best possible corporate and tax structuring for both Parties, with favorable votes being cast by the Parties seated on the deliberative entities of the Petrochemical Companies.
5.5. Decisions taken by the General Meeting: any of the matters listed below may be approved at a General Meeting of any of the Petrochemical Companies only if supported by a favorable vote cast by Petrobras at the prior meeting:
(a) Modification of the rights conferred on the shares issued by any of the Petrochemical Companies with negative effects on the value of the shares issued by any of the above-mentioned companies held by Petrobras;
(b) Alteration, expansion or reduction of the registered corporate purpose of any of the Petrochemical Companies;
(c) Increase in the number of Board Members of any of the Petrochemical Companies;
(d) Reduction in the number of Board Members of any of the Petrochemical Companies elected at the recommendation of Petrobras;

(e) increase in the equity capital of any of the Petrochemical Companies through paying in goods or rights, unless such goods or rights are related to the corporate purpose of any of the above-mentioned Companies, and their assessment is conducted by a first-line investment bank or by a first-line independent audit firm;
(f) merger, spin-off or take-over of any of the Petrochemical Companies by some other company, or among themselves or any other company, affecting any of the Petrochemical Companies and resulting in a dilution of the stakes held by Petrobras in any of the Petrochemical Companies;
(g) dissolution or liquidation of any of the Petrochemical Companies.
(h) Issue of stock-convertible debentures by any of the Petrochemical Companies;
(j) introduction of preferred shares or even an existing class of preferred shares without maintaining the same proportion with the other classes of preferred shares;
(j) alteration in the preferences, advantages and redemption and amortization conditions of one or more classes of preferred shares, or the introduction of a new and more favored class;
5.6. Decisions taken by the Board: any of the matters listed below may be approved by a Board Meeting of any of the Petrochemical Companies only if Petrobras has expressed its approval thereof at a prior Meeting:
(a) acquisition, divestment or encumbrance of the goods constituting the permanent assets when the specific transaction involves an amount of more than 20% (twenty per cent) of the net equity of the Petrochemical Company involved in the deal.

(b) Signature of contracts of any type whatsoever, when the specific transaction involves an amount exceeding 20% (twenty per cent) of the net equity of the Petrochemical Company involved in the deal, except for the signature of contracts and transactions required for the normal businesses of the Petrochemical Companies.
(c) Conducting legal businesses with companies that are direct or indirect subsidiaries, parent companies or subsidiaries of the parent companies of any of the Parties, or that are affiliated thereto, although not applicable to corporate integration by the Petrochemical Companies with regard to Copesul;
(d) Acquisition of stakes in other companies, except for the companies encompassed by the scope of the registered corporate purpose of the Petrochemical Companies;
5.7. This Memorandum is endowed with the status of a Shareholders’ Agreement and must be kept on file at each of the Petrochemical Companies in order to ensure compliance herewith, forbidding whomsoever may be chairing a General Meeting or Board Meeting of any of them from submitting matters to the respective entity for consideration where such decisions depend on the prior assent of Petrobras as set forth in this Memorandum, without this Company having had the opportunity to express its view.
VI. DURATION OF THE MEMORANDUM
     6.1. This Memorandum enters into effect the Global Purchase Date.
     6.2. This Memorandum will terminate in the following cases:
(i) Under full right of law, after 14 (fourteen) years; or
(ii) Through cancellation, as agreed in writing between the Parties.

VII. EXCLUSIVITY
7.1 The Parties hereby agree to comply with the terms and procedures established in this Memorandum, with neither of them nor any of the affiliates thereof being empowered to sign any other verbal or written voting agreements as long as this document remains in effect, involving the Petrochemical Assets and the Petrochemical Companies.
VIII. PENALTIES
8.1. Unless specific provision is made herein, the Party failing to comply with the obligation assigned thereto through the provisions in this Memorandum will be bound to compensate the other Party for losses and damages caused thereto.
IX. GENERAL PROVISIONS
9.1. This Memorandum is binding on the Parties as well as the heirs and successors thereto as set forth in the terms and periods hereof.
9.2. Unless otherwise stipulated in this Memorandum and in the Investment Agreement, each Party will bear its own costs and expenditures incurred through the signature of this Memorandum or through compliance or performance of its provisions, with no right to reimbursement or repayment.
     9.3. Each Party will bear its own taxes incurred through the businesses covered by this Memorandum, with no right to any reimbursement or repayment.
9.4. This Memorandum and the rights and obligations arising herefrom may not be assigned or transferred either fully or partially by any of the Parties without the specific prior written consent of the other Party, with the exception of Petrobras, which may assign its contractual position or any of its rights and obligations to any of its subsidiaries, particularly Petroquisa through prior notification forwarded to Braskem, with Petrobras remaining jointly liable for all obligations assigned through this Memorandum.

9.5. This Memorandum presents the full understanding of the Parties on the matters covered herein and will prevail over any other prior understandings or agreements between the Parties on these same matters, except for the Investment Agreement and the Non-Disclosure Agreement signed by the Parties with Ultrapar.
9.6. This Memorandum may be altered only through a written amendment signed by all the Parties.
9.7. Any delay or omission in the exercise of any right, option or remedy assigned to the Parties due to any breach of the obligations by the other Party will not adversely affect such rights, obligations or remedies, and will not be construed as waiving them or concurrence with such default, nor will this constitute any novation or precedent with regard to any other breach, default or late compliance.
9.8. Should any of the provisions in this Memorandum be deemed unlawful, invalid or non-effective, all the other provisions will continue to prevail, being unaffected by such judgment, with the Parties hereby agreeing to substitute the affected provision in good faith by some other that produces the same effects as intended by the original Clause, in the best possible manner.
9.9. All communications, notices, proposals or notifications covered by this Memorandum or arising herefrom must be presented in writing and delivered personally against a written receipt by fac-simile or by mail with notification of receipt, forwarded to any of the representatives of the Parties at the following addresses:
To Braskem:
Mauricio Roberto de Carvalho Ferro
Avenida das Nações Unidas, 4777, 3° andar,
São Paulo, SP,
CEP 05477-000
Telephone: 55 11 3443-9413 Fax: 55 11 3023-0416

To Petrobras:
Executive Manager for New Business — Rogério Gonçalves Mattos,
Avenida República do Chile, 65, 22 andar, sala 2202,
Rio de Janeiro RJ,
CEP 20031-912
Telephone: 55 21 3224-1033
Fax: (021) 3224-0929
To Petroquisa:
CEO — José Lima de Andrade Neto, Avenida
Republica do Chile, 65, 9 andar, sala 903
Rio de Janeiro CEP 20031-912
Telephone: 55 21 3224-0802
Or other addresses and/or fac-simile numbers that any of the Parties may notify to the others in compliance with the provisions in this item.
10.10. Should any disagreement, dispute or claim arise between any of the Parties over this Memorandum (“Dispute”), and should this not be resolved in a friendly basis within 30 (thirty) days as from the date on which the Parties are notified of the Dispute for the purposes of this item, the matter will be resolved through arbitration conducted by three arbitration judges in compliance with the rules of the International Chamber of Commerce (ICC) in Paris, France. The arbitration proceedings will be conducted in Portuguese, in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil.
10.11. Each Party retains the right to apply to the competent common Courts requesting legal measures in order to obtain preliminary writs or temporary restraining orders protecting or safeguarding rights or in preparation to the establishment of the Arbitration Court, without this being construed as waiving arbitration. In order to exercise such protection through the Courts, the Parties hereby elect the Law Courts of the City of Rio de Janeiro Assizes, expressly waiving any other, no matter how much more privileged it may be.

Being in full and fair agreement, the Parties sign this Memorandum of Understanding in 2 (two) copies of identical form and content in the presence of the undersigned witnesses.
São Paulo, March 18, 2007
Signed
PETRÓLEO BRASILEIRO S.A. – PETROBRAS
Signed           Signed
BRASKEM S.A.
Signed
PETROBRAS QUIMICA S.A. – PETROQUISA
Witnesses:
1. Signed
Name: Rebecca Molina Ferreiro
ID: 35.108.263-3
2. Signed
Name: Guilherme Pinto Nazar
ID: 09.112.868-6